WELLINGTON GLOBAL MULTI-STRATEGY FUND

FORM OF

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this [  ] day of [  ], 2024 by and between Wellington Global Multi-Strategy Fund, a Delaware statutory trust (the “Fund”), and Wellington Finance & Treasury LLC (the “Subscriber”);

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, [  ] Class [I] shares of beneficial interest (the “Shares”) for a purchase price of $10.00 per share.

NOW THEREFORE, IT IS AGREED:

1.	The Subscriber subscribes for and agrees to purchase from the Fund [ ] Shares for a purchase price of $10.00 per share. Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer of the Fund. Such purchase of Fund Shares by the Subscriber may occur in two or more installments as mutually agreed by the Fund and the Subscriber.

2.	The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3.	To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber:

a.	Represents and warrants that it has no present intention of selling or redeeming the Shares subscribed for under this Subscription Agreement; provided, however, that the Subscriber may distribute or otherwise transfer the Shares to any of its affiliates.

4.	The Subscriber is a “qualified purchaser” within the meaning of Section 2(a)(51) under the Investment Company Act of 1940, as amended (the “1940 Act”).

5.	The Subscriber is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “1933 Act”).

6.	The offering of the Shares as described herein has not been registered under the 1933 Act or under any securities laws of any State of the United States or any other jurisdiction. This offering is made pursuant to Section 4(a)(2) of the 1933 Act, which exempts from such registration transactions not involving a public offering.

7.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

8.	This Agreement is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

WELLINGTON GLOBAL MULTI-STRATEGY FUND

By:

Name:

Title:

WELLINGTON FINANCE & TREASURY LLC

By:

Name:

Title: